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                                                                    EXHIBIT 99.1

                         ASSISTED LIVING CONCEPTS, INC.
                ANNOUNCES AGREEMENT FOR FINANCIAL REORGANIZATION


        PORTLAND, OREGON, OCTOBER 1, 2001 -- Assisted Living Concepts, Inc. (AMEX: ALF), a national provider of assisted living services (the "Company"), today announced that it has reached an agreement (the "Plan Support Agreement") for a financial reorganization with the holders (the "Debenture Holders") of $75,857,000 million aggregate principal amount (out of a total of $161,250,000 million aggregate principal amount outstanding, or approximately 47%) of its two series of convertible subordinated debentures (collectively, the "Debentures") that will be implemented through a prenegotiated plan of reorganization (the "Prenegotiated Plan"). Pursuant to the Plan Support Agreement, on October 1, 2001, the Company has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington (the "Court").

        Pursuant to the Plan Support Agreement, upon the effective date of the Prenegotiated Plan, (1) the Debentures and certain other unsecured debt of the Company will be exchanged for (a) $40.25 million aggregate principal amount of seven-year secured notes (the "New Senior Secured Notes"), bearing interest at 10% per annum, payable semi-annually in arrears, (b) $15.25 million aggregate principal amount of ten-year secured notes (the "New Junior Secured Notes" and collectively with the New Senior Secured Notes, the "New Notes"), bearing interest payable in additional New Junior Secured Notes for three years at 8% per annum and thereafter payable in cash at 12% per annum payable semi-annually in arrears, and (c) 96% of the common stock of the reorganized Company, and (2) existing holders of the Company's common stock will exchange their stock for 4% of the common stock of the reorganized Company.

        The New Senior Secured Notes will be secured by (1) all presently unencumbered real property owned by the Company and its subsidiaries, and (2) any additional real property owned by the Company and its subsidiaries that may become unencumbered on or before the effective date of the Prenegotiated Plan. The New Junior Secured Note will be secured by a junior lien on the same collateral securing the New Senior Secured Notes. If the aforementioned collateral has a fair market value of less than $75.0 million as determined using an agreed upon formula, then a junior security interest in the collateral securing the Company's obligations under a proposed financing with Heller Healthcare Finance ("Heller") will also be provided to meet this market value requirement. As part of the filing, and pursuant to the Plan Support Agreement, the Company expects its vendors and trade creditors to be paid in the ordinary course and to be unaffected by the bankruptcy filing. The Plan Support Agreement also requires the Debenture Holders to fully support the Prenegotiated Plan and binds the transferees of any Debenture Holders to fully comply with the terms of the Plan Support Agreement.

        "The Plan Support Agreement is the product of months of intense negotiations with the committee representing certain of the Debenture Holders and is intended to optimize returns to the Company's creditors and stockholders. We were pleased to negotiate a deal that recapitalizes the Company's highly leveraged capital structure while preserving ordinary course trade claims.


                             Exhibit 99.2 -- Page 1


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The Prenegotiated Plan, once effective, will enhance the Company's ability to compete as a streamlined and more flexible corporation," said Wm. James Nicol, the Company's Chairman, President and Chief Executive Officer. "More importantly, implementing the Prenegotiated Plan through a voluntary bankruptcy petition will ensure that our operations will continue without interruption throughout the restructuring and will enable us, through our dedicated employees, to continue to provide high quality service to our residents," Mr. Nicol added.

        The implementation of the Prenegotiated Plan is dependent upon a number of conditions typical in restructures of this type including, among other things, final documentation satisfactory to the Debenture Holders, Court approval of the Prenegotiated Plan and related solicitation materials and the Company's acquisition of debtor-in-possession financing and takeout financing upon the Company's exit from bankruptcy. The Company expects the Prenegotiated Plan to be effective in early 2002. In accordance with its policies, the American Stock Exchange may suspend trading in the Company's common stock and Debentures as a result of the Company's filing under Chapter 11 of the U.S. Bankruptcy Code.

        Subject to Court approval, the Company and Carriage House anticipate entering into a debtor-in-possession facility with Heller in an anticipated approximate principal amount of up to $4.4 million (the "DIP Facility"). The DIP Facility will supplement the Company and Carriage House's cash position in order to ensure that all on-going working capital needs are met and will be secured by certain properties of the Company and Carriage House and a pledge of certain intercompany notes and the stock of certain subsidiaries of the Company (collectively, the "DIP Collateral"). The DIP Facility will mature upon the earlier of the Company's emergence from bankruptcy or twelve months from the effective date of the DIP Facility. Principal will be payable at maturity and interest will be calculated at 5.0% over three month LIBOR, floating monthly, and payable monthly in arrears.

        Concurrent with the closing of the DIP Facility and subject to Court approval, it is anticipated that certain wholly-owned subsidiaries of the Company will enter into an amendment of their existing facility with Heller, which is guaranteed by the Company (the "Existing Facility" and the subsidiary borrowers thereunder, the "Non-Debtor Heller Borrowers") in which the Company is a guarantor to, among other things, extend the maturity of the Existing Facility to be coterminous with the DIP Facility, to amend the interest to be calculated at 5.0% over three month LIBOR, floating monthly, payable monthly in arrears, and to finance the acquisition by Texas ALC Partners, L.P. of ("Texas ALC") sixteen properties currently leased by Texas ALC from the current lessor thereunder, T and F Properties, L.P. (the "Meditrust Properties" and the acquisition by Texas ALC, the "Meditrust Acquisition"). Texas ALC's rights to proceed with the Meditrust Acquisition are subject to and pursuant to an option granted by T and F Properties, L.P. to Texas ALC Partners, L.P. or its assignee on September 25, 2001 (the "Option"). The Option expires on October 31, 2001. It is anticipated that the DIP Collateral and the collateral for the Existing Facility (including the Meditrust Properties when acquired) will cross-collateralize both the DIP Facility and the Existing Facility, as amended. The extension of the Company guarantee is subject to the approval of the Court.

        Subject to Court approval, it is anticipated that the DIP Facility may be refinanced through an amendment of the Existing Facility in connection with the exit from bankruptcy (the


                             Exhibit 99.2 -- Page 2
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"Exit Facility"). The principal amount of the Exit Facility will not exceed
$44.0 million and will mature 36 months from the date on which the Company exits from bankruptcy. Principal will be payable monthly in a monthly amount of $50,000 for the first year, $65,000 for the second year and $80,000 for the last year of the exit facility term. Interest will be calculated at 4.5% over three month LIBOR, floating monthly (not to be less than 8%), and payable monthly in arrears. The Company will remain liable for the entire amount of the Exit Facility as a guarantor.

        In September 2000, the Company reached an agreement to settle the class action litigation relating to the restatement of the Company's financial statements for the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998. This agreement received final court approval on November 30, 2000 and the Company was subsequently dismissed from the litigation with prejudice. The total cost of the settlement was approximately $10,020,000 (less $1.0 million of legal fees and expenses reimbursed by the Company's corporate liability insurance carriers and other reimbursements of approximately $193,000). On September 28, 2001, the Company made the final settlement payment of $1.0 million.

        This press release and statements made by or on behalf of Assisted Living Concepts relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including, but not limited to, the Company's ability to complete the restructuring in a timely fashion, the Company's ability to control costs and improve operating margins, the degree to which the Company's future operating results and financial condition will be affected by any litigation, the possibility that the Company will experience a decrease in occupancy in its residences, which would adversely affect residence revenues and operating margins, the Company's ability to operate our residences in compliance with evolving regulatory requirements, the degree to which the Company's future operating results and financial condition may be affected by a reduction in Medicaid reimbursement rates, and other risks described in the Company's filings with the Securities and Exchange Commission. The inability of the Company to implement the Prenegotiated Plan under Chapter 11 of the U.S. Bankruptcy Code (or any significant delay in effecting such restructuring) could have a material adverse affect upon the Company. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT INFORMATION:

Wm. James Nicol, Chairman, President and Chief Executive Officer
(503) 252-6233

Drew Q. Miller, Senior Vice President, Chief Financial Officer and Treasurer
(503) 408-5293


                             Exhibit 99.2 -- Page 3